united states

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2012

Astoria Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11967	11-3170868
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

ONE ASTORIA FEDERAL PLAZA, LAKE SUCCESS, NEW YORK 11042-1085

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (516) 327-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At meetings of the Boards of Directors of Astoria Financial Corporation (the “Company”) and its wholly owned subsidiary, Astoria Federal Savings and Loan Association (the “Association”) held on February 15, 2012, the Boards of Directors of the Company and the Association each took the requisite action to appoint John F. Kennedy as Senior Vice President and Chief Accounting Officer of both organizations, effective February 15, 2012 with a salary of $225,000 per annum.

In addition, the Compensation Committee of the Company awarded to Mr. Kennedy 6,000 shares of restricted Company common stock (par value $0.01 per share) as a discretionary grant pursuant to the terms of the 2005 Re-designated, Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation (the “Plan”), which was previously approved by the Company’s shareholders. The shares will include both dividend and voting rights, will vest 1/3 each year commencing on February 13, 2013, or earlier upon Mr. Kennedy’s death or disability, or in the case of a Change of Control, as defined in the Plan.

The Company and the Association are also expected to enter into a Change of Control Severance Agreement (the “Agreement”) with Mr. Kennedy which will provide identical terms as the Agreements previously entered into with other Senior Vice Presidents of the Company and the Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTORIA FINANCIAL CORPORATION

By:	/s/ Alan P. Eggleston
Alan P. Eggleston Senior Executive Vice President, Secretary and Chief Risk Officer

Dated: February 21, 2012